UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 22, 2017

EMERGENT CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	5355 Town Center Road, Suite 701 Boca Raton, Florida	33486
	(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number including area code: (561) 995-4200
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.

As previously disclosed by Emergent Capital, Inc. (the “Company”), following the consummation of the Master Transaction Agreements made as of March 15 and May 12, 2017, as amended to date and from time to time (collectively, the “Master Transaction Agreements”), by and between the Company, PJC Investments, LLC, a Texas limited liability company (“PJC”), and the Consenting Convertible Note Holders party to each Master Transaction Agreement (“Consenting Holders”), five members of the Company’s Board of Directors (the “Board”) will resign and PJC or its designee will be entitled to designate four directors, and certain Consenting Holders will be entitled to designate one director (each, a “Designee”), to fill the resulting vacancies. The Designees consist of:

Name	Age

Patrick J. Curry	52
Joseph E. Saracheck	55
Matthew T. Epstein	34
James Hua	34
Robert Knapp	50

Set forth below is a brief description of the business experience of each Designee, as well as certain specific experiences, qualifications and skills that the Board may use to determine that each of the persons set forth below is qualified to serve as a director. As of June 20, 2017, each of the Designees beneficially owned less than 1% of the Company’s common stock. There are no family relationships between any of the Designees and any director or executive officer of the Company or any other Designee.

Patrick J. Curry
Mr. Curry currently serves as the President and Chief Executive Officer of PJC Investments, LLC. Previously, from 1997 to 2003, Mr. Curry served as Executive Vice President and a director of Central Freight Lines, Inc. From 1994 to 1997, Mr. Curry was the President and Chief Executive Officer of Universal Express Limited, LLC. From 1991 to 1993, Mr. Curry served as President and Chief Executive Officer of Lortex, Inc. Prior to these roles, Mr. Curry was also a licensed stock and bond broker for Legg Mason Wood Walker, Inc. and a financial analyst for Hercules Aerospace, Inc. Mr. Curry has previous experience in investing in entities in the life settlement business. Mr. Curry has a Bachelor of Business Administration in Finance from Texas A&M University.

Joseph E. Saracheck
Mr. Sarachek has been the founding principal of Triax Capital Advisors since 2001. Mr. Saracheck currently serves as Chapter 11 Trustee appointed by the US Department of Justice to turnaround a multi-million dollar agricultural business. Prior to founding Triax, Mr. Sarachek was a portfolio manager and consultant with Balfour Investors. Prior to joining Balfour, Mr. Sarachek was a partner at the New York office of the law firm of McDermott, Will & Emery where his primary focus was principal outside counsel to several investment partnerships, which acquired bank debt, trade claims, and distressed assets. Mr. Sarachek is a director of Chazak Value Corp. and Kominox, a Korean experimental cancer research corporation. Mr. Sarachek has previous experience in investing in entities in the life settlement business.

Matthew T. Epstein
Mr. Epstein currently serves as a Senior Analyst for Evermore Global Advisors. Previously, from 2005 to 2014, Mr. Epstein served as a Senior Analyst for W.R. Huff. Mr. Epstein has a Bachelor degree in Finance and International Business from New York University and an M.B.A. from Columbia University, and is a CFA charter holder.

James Hua
Mr. Hua currently serves as Portfolio Manager for Opal Advisors and as Chief Investment Officer for Sheppard Wealth Management. Previously, from 2011 to 2012, Mr. Hua served as Investment Analyst for Freestone Capital. From 2009 to 2011, Mr. Hua served as Controller of Liberty Capital. Mr. Hua has a Bachelor of Arts in Business Administration with a concentration in Accounting from the University of Washington.

Robert Knapp
Mr. Knapp is the Managing Director of Ironsides Partners LLC, which is a registered investment advisor that specializes in discounted assets and distressed credit investments. Mr. Knapp is also (i) a director of MVC Capital, Inc., which is listed on the New York Stock Exchange, (ii) a director and audit committee member of Castle Private Equity AG, which is listed on the SIX Swiss Exchange, (iii) a director of the Africa Opportunity Fund Limited, which is listed on the London Stock Exchange, and (iv) a director of MPC Container Ships AS, which is listed on the Oslo Børs’ Merkur Market.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
June 22, 2017

EMERGENT CAPITAL, INC.
(Registrant)

By:	/s/ Christopher O'Reilly
Christopher O'Reilly
General Counsel and Secretary